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                         October 25, 2022

       Hugh F. Johnston
       Chief Financial Officer
       PepsiCo, Inc.
       700 Anderson Hill Road
       Purchase, NY 10577

                                                        Re: PepsiCo, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 24,
2022
                                                            File No. 001-01183

       Dear Hugh F. Johnston:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program